News Release
Media Contact: Sam Jefson, Public Relations Specialist - 641-585-6803 - sjefson@wgo.net
Investor Relations Contact: Samantha Dugan - 641-585-6160 - sdugan@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES FOURTH QUARTER AND FISCAL 2015 RESULTS
-- Full Year Fiscal 2015 Operating Cash Flow Increased by 95% Versus Last Year --
-- Board of Directors Approved 11% Increase in Quarterly Cash Dividend to $0.10 Per Share --

FOREST CITY, IOWA, October 15, 2015 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States recreation vehicle manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2015.

Fourth Quarter Fiscal 2015 Results
Revenues for the Fiscal 2015 fourth quarter ended August 29, 2015, were $251.0 million, an increase of 2.1%, versus $245.9 million for the Fiscal 2014 period. Operating income was $16.9 million for the current quarter compared to $18.3 million in the fourth quarter of last year. Fiscal 2015 fourth quarter net income was $11.7 million, or $0.43 per diluted share, versus $12.9 million, or $0.48 per diluted share, in the same period last year.

Fourth quarter gross margin improved sequentially from the third quarter due in part to improved manufacturing efficiencies within the motorized group. However, year-over-year fourth quarter gross margin declined due to unfavorable trends in warranty expense, the establishment of a warranty recall reserve and costs related to motorized manufacturing inefficiencies. These costs were partly offset by the reinstatement of tariff rebates on certain imported materials, lower commodity related expense, greater absorption of fixed costs and the realization of cost-saving benefits related to the Company’s strategic sourcing initiative.

Operating expenses increased in the Fiscal 2015 fourth quarter compared to last year due mainly to incremental general and administrative expenses associated with two previously disclosed strategic initiatives related to ERP implementation and strategic sourcing, as well as costs related to a retirement agreement with the Company’s former CEO.

Fourth quarter Fiscal 2015 revenue growth year over year was driven by improved towables revenues of 36.7%, as a result of a 26.3% average selling price (ASP) increase and unit growth of 7.5%. Compared to last year, fourth quarter Fiscal 2015 motorized unit shipment volumes were essentially flat.

Year over year, motorhome retail registrations increased 28% in the Fiscal 2015 fourth quarter and 16% on a rolling 12-month basis, while towable retail registrations increased 21% in the Fiscal 2015 fourth quarter and 14% on a rolling 12-month basis, based on internally reported retail information.

Full Year Fiscal 2015 Results
Fiscal 2015 revenues were $976.5 million, an increase of 3.3% from $945.2 million for Fiscal 2014. The sales growth was primarily comprised of motorhome unit growth of 3.9% and towables ASP and unit growth of 15.9% and 6.4%, respectively. Net income for Fiscal 2015 was $41.2 million, or $1.52 per diluted share, versus $45.1 million, or $1.64 per diluted share, last year. During Fiscal 2015, investments related to the new ERP system and strategic sourcing initiatives aggregated $7.0 million, of which $3.8 million was expensed.

Quarterly Cash Dividend
On October 14, 2015, the Company’s board of directors approved an 11% increase to the quarterly cash dividend to $0.10 per share, payable on November 25, 2015 to common stockholders of record at the close of business on November 11, 2015.

Management Comments
Sarah Nielsen, Chief Financial Officer, commented, “Fiscal 2015 results were driven by strong performance in our class B and C motorized products as well as significantly improved results from the towables group, where both revenue and operating income grew. During the year we made considerable progress on both of our strategic initiatives and saw early benefits from our strategic sourcing project, which we anticipate will enhance gross margin by up to 50 basis points in Fiscal 2016. Additionally, we continued our efforts to improve labor capacity within motorized through the purchase of a facility in Waverly, Iowa. In Fiscal 2016, we will be exiting our bus and aluminum extrusion operations, which we believe will improve profitability and should add production capacity for our higher margin motorhome business.

Nielsen added, “Our operating cash flow doubled during the fourth quarter and is up by 95% for the full year of Fiscal 2015. We are pleased with this performance particularly during a period where we have made significant long-term investments aimed at benefiting the Company in the future.”

Nielsen concluded, “We maintain a positive long-term outlook for the business and are encouraged with the continued consumer demand for our products, as well as with RVIA’s expectation for continued industry growth of approximately 3% in calendar 2016. With industry leading products, a solid balance sheet and several strategic actions underway, we are well positioned to generate long-term shareholder value.”

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss fourth quarter and Fiscal 2015 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers, and fifth wheel products. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP and strategic sourcing projects and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except percent and per share data)

	Quarter Ended
	August 29, 2015		August 30, 2014
Net revenues	$251,049	100.0%	$245,935	100.0%
Cost of goods sold	222,996	88.8%	217,226	88.3%
Gross profit	28,053	11.2%	28,709	11.7%
Operating expenses:
Selling	4,458	1.8%	4,584	1.9%
General and administrative	6,684	2.7%	5,847	2.4%
Total operating expenses	11,142	4.4%	10,431	4.2%
Operating income	16,911	6.7%	18,278	7.4%
Non-operating income	80	—%	16	—%
Income before income taxes	16,991	6.8%	18,294	7.4%
Provision for taxes	5,274	2.1%	5,365	2.2%
Net income	$11,717	4.7%	$12,929	5.3%
Income per common share:
Basic	$0.43		$0.48
Diluted	$0.43		$0.48
Weighted average common shares outstanding:
Basic	26,937		27,064
Diluted	27,056		27,181

	Year Ended
	August 29, 2015		August 30, 2014
Net revenues	$976,505	100.0%	$945,163	100.0%
Cost of goods sold	871,625	89.3%	841,166	89.0%
Gross profit	104,880	10.7%	103,997	11.0%
Operating expenses:
Selling	19,161	2.0%	18,293	1.9%
General and administrative	25,838	2.6%	22,424	2.4%
Loss (gain) on fixed assets	462	—%	(629)	(0.1)%
Total operating expenses	45,461	4.7%	40,088	4.2%
Operating income	59,419	6.1%	63,909	6.8%
Non-operating income	115	—%	768	0.1%
Income before income taxes	59,534	6.1%	64,677	6.8%
Provision for taxes	18,324	1.9%	19,624	2.1%
Net income	$41,210	4.2%	$45,053	4.8%
Income per common share:
Basic	$1.53		$1.64
Diluted	$1.52		$1.64
Weighted average common shares outstanding:
Basic	26,941		27,430
Diluted	27,051		27,545
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	August 29, 2015	August 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$70,239	$57,804
Receivables, net	66,936	69,699
Inventories	112,165	112,848
Investment in operating leases	—	15,978
Prepaid expenses and other assets	6,882	5,723
Deferred income taxes	9,995	9,641
Total current assets	266,217	271,693
Total property and equipment, net	37,250	25,135
Investment in life insurance	26,172	25,126
Deferred income taxes	21,994	24,029
Goodwill	1,228	1,228
Other assets	9,313	11,091
Total assets	$362,174	$358,302

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,158	$33,111
Operating lease repurchase obligations	—	16,050
Income taxes payable	2,314	2,927
Accrued expenses	46,138	47,631
Total current liabilities	81,610	99,719
Long-term liabilities:
Unrecognized tax benefits	2,511	3,024
Postretirement health care and deferred compensation benefits, net of current portion	57,090	62,811
Total long-term liabilities	59,601	65,835
Stockholders' equity	220,963	192,748
Total liabilities and stockholders' equity	$362,174	$358,302

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	August 29, 2015	August 30, 2014
Operating activities:
Net income	$41,210	$45,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,513	3,997
LIFO expense	1,244	1,456
Postretirement benefit income and deferred compensation expenses	(843)	(979)
Stock-based compensation	3,097	3,386
Asset impairment	462	—
Benefit for doubtful accounts	(1)	(19)
Deferred income taxes including valuation allowance	215	(48)
Gain on life insurance	(11)	(726)
Increase in cash surrender value of life insurance policies	(883)	(805)
Gain on disposal of property	(14)	(691)
Change in assets and liabilities:
Inventories	(561)	(1,763)
Receivables, prepaid and other assets	2,458	(38,233)
Investment in operating leases, net of repurchase obligations	(72)	72
Income taxes and unrecognized tax benefits	408	5,625
Accounts payable and accrued expenses	(1,880)	10,919
Postretirement and deferred compensation benefits	(4,159)	(4,008)
Net cash provided by operating activities	45,183	23,236

Investing activities:
Proceeds from the sale of investments	—	2,350
Proceeds from life insurance	43	1,737
Purchases of property and equipment	(16,573)	(10,476)
Proceeds from the sale of property	65	2,423
Other	(52)	(1,402)
Net cash used in investing activities	(16,517)	(5,368)

Financing activities:
Payments for purchase of common stock	(6,519)	(26,340)
Payments of cash dividends	(9,765)	—
Proceeds from exercise of stock options	—	2,080
Borrowings on loans	22,000	—
Repayments on loans	(22,000)	—
Other	53	(81)
Net cash used in financing activities	(16,231)	(24,341)

Net increase (decrease) in cash and cash equivalents	12,435	(6,473)
Cash and cash equivalents at beginning of period	57,804	64,277
Cash and cash equivalents at end of period	$70,239	$57,804

Supplemental cash flow disclosure:
Income taxes paid	$17,658	$14,061
Interest paid	10	—

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	August 29, 2015	Product Mix % (1)	August 30, 2014	Product Mix % (1)	Units	% Change
Class A gas	597	25.2%	971	41.1%	(374)	(38.5)%
Class A diesel	222	9.4%	277	11.7%	(55)	(19.9)%
Total Class A	819	34.6%	1,248	52.8%	(429)	(34.4)%
Class B	256	10.8%	227	9.6%	29	12.8%
Class C	1,291	54.6%	889	37.6%	402	45.2%
Total motor homes	2,366	100.0%	2,364	100.0%	2	0.1%

Travel trailer	615	79.2%	584	80.8%	31	5.3%
Fifth wheel	162	20.8%	139	19.2%	23	16.5%
Total towables	777	100.0%	723	100.0%	54	7.5%

	Year Ended				Change
(In units)	August 29, 2015	Product Mix % (1)	August 30, 2014	Product Mix % (1)	Units	% Change
Class A gas	2,337	25.7%	3,056	34.9%	(719)	(23.5)%
Class A diesel	1,105	12.1%	1,410	16.1%	(305)	(21.6)%
Total Class A	3,442	37.8%	4,466	51.0%	(1,024)	(22.9)%
Class B	991	10.9%	751	8.6%	240	32.0%
Class C	4,664	51.3%	3,538	40.4%	1,126	31.8%
Total motor homes (2)	9,097	100.0%	8,755	100.0%	342	3.9%

Travel trailer	2,182	81.7%	2,052	81.8%	130	6.3%
Fifth wheel	488	18.3%	457	18.2%	31	6.8%
Total towables	2,670	100.0%	2,509	100.0%	161	6.4%
(1) Percentages may not add due to rounding differences.
(2) An additional 343 motorhomes were delivered in Fiscal 2014 but not included in wholesale deliveries as presented in the tables above as the units were subject to repurchase option.
Unaudited Backlog

	As Of				Change
	August 29, 2015		August 30, 2014			%
	Units	% (1)	Units	% (1)	Units	Change
Class A gas	400	22.8%	338	17.8%	62	18.3%
Class A diesel	143	8.2%	302	15.9%	(159)	(52.6)%
Total Class A	543	31.0%	640	33.7%	(97)	(15.2)%
Class B	291	16.6%	323	17.0%	(32)	(9.9)%
Class C	920	52.5%	936	49.3%	(16)	(1.7)%
Total motor home backlog(2)	1,754	100.0%	1,899	100.0%	(145)	(7.6)%

Travel trailer	236	95.2%	134	82.2%	102	76.1%
Fifth wheel	12	4.8%	29	17.8%	(17)	(58.6)%
Total towable backlog (2)	248	100.0%	163	100.0%	85	52.1%

Total approximate backlog revenue dollars (in 000's):
Motor home	$156,353		$172,575		$(16,222)	(9.4)%
Towable	6,171		3,750		2,421	64.6%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Unaudited Dealer Inventory

	Units As Of
	August 29, 2015	August 30, 2014	Change
Motor homes	4,072	3,979	93	2.3%
Towables	1,663	1,721	(58)	(3.4)%